AMENDMENT NO. 8
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
          The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust, is hereby amended as follows:
WITNESSETH:
          WHEREAS, the parties agree to amend the Agreement to add a new portfolio — Invesco Balanced-Risk Commodity Strategy Fund;
          NOW, THEREFORE, the parties agree as follows;
          Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement

Invesco Balanced-Risk Allocation Fund	May 29, 2009
Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010
Invesco China Fund	July 1, 2006
Invesco Developing Markets Fund	July 1, 2006
Invesco Emerging Market Local Currency Debt Fund	June 14, 2010
Invesco Global Health Care Fund	July 1, 2006
Invesco International Total Return Fund	July 1, 2006
Invesco Japan Fund	July 1, 2006
Invesco LIBOR Alpha Fund	July 1, 2006
Invesco Endeavor Fund	July 1, 2006
Invesco Global Fund	July 1, 2006
Invesco Small Companies Fund	July 1, 2006
Invesco Commodities Strategy Fund	February 12, 2010
Invesco Global Advantage Fund	February 12, 2010
Invesco Global Dividend Growth Securities Fund	February 12, 2010
Invesco Health Sciences Fund	February 12, 2010
Invesco Pacific Growth Fund	February 12, 2010
Invesco Van Kampen Emerging Markets Fund	February 12, 2010
Invesco Van Kampen Global Equity Allocation Fund	February 12, 2010
Invesco Van Kampen Global Franchise Fund	February 12, 2010
Invesco Van Kampen Global Tactical Asset Allocation Fund	February 12, 2010
Invesco Van Kampen International Advantage Fund	February 12, 2010
Invesco Van Kampen International Growth Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets

0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
          All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: November 29, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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